Exhibit 10.6

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (the “Agreement”) is entered into as of November 1, 2022 (the “Effective Date”), by and between Quantum-Si Incorporated, a Delaware corporation (the “Company”), and Jonathan Rothberg, PhD. (“Dr. Rothberg”).

WHEREAS, Dr. Rothberg serves on the Board of Directors of the Company (the “Board”) and as the Chairman of the Board; and

WHEREAS, the Company and Dr. Rothberg desire to entire into this Agreement setting forth the terms of Dr. Rothberg’s consulting relationship with the Company and certain other matters relating to his advisor role.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.           Consulting Services.  Dr. Rothberg agrees to advise the Company’s Chief Executive Officer and the Board on strategic matters, and to provide consulting, business development and similar services to the Company’s Chief Executive Officer and the Board relating to the Company’s current, future and potential scientific and strategic initiatives and such other consulting services to be reasonably requested and authorized by the Company’s Chief Executive Officer or the Board from time to time (in the aggregate, the “Services”).  Dr. Rothberg will be reasonably available to consult by phone, email or in person at the Company, or another mutually agreeable site with Company personnel, and any dates for visits to the Company’s offices will be arranged by mutual agreement.  The term of this Agreement will commence on the Effective Date and continue until terminated as provided herein (the “Service Period”).  Dr. Rothberg agrees to devote that amount of time as is reasonably required by the Company for him to perform the Services, taking into account his other business obligations as in effect from time to time.  Dr. Rothberg represents that he has the qualifications, the experience and the ability to properly perform the Services, and that he will use his best efforts to perform the Services such that the results are satisfactory to the Company.

2.         Independent Contractor.  Dr. Rothberg’s relationship with the Company will be that of an independent contractor and not that of an employee.  Dr. Rothberg will be solely responsible for determining the method, details and means of performing the Services.  Dr. Rothberg acknowledges and agrees that he will not be eligible for any benefits available to employees of the Company.  Dr. Rothberg will perform those Services that are agreed upon by and between Dr. Rothberg and the Board and/or the Company’s Chief Executive Officer, and Dr. Rothberg will be required to report only to the Board concerning the Services performed under this Agreement.  The nature and frequency of these reports will be left to the discretion of the Board.  Dr. Rothberg will have full responsibility for applicable withholding taxes for all compensation paid to Dr. Rothberg under this Agreement, and will have full responsibility for compliance with all applicable labor and employment legal requirements with respect to Dr. Rothberg’s self-employment.  Dr. Rothberg agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes and labor or employment legal requirements.

3.           Compensation and Other Benefits.

(a)         Option Award.  As compensation for the Services provided hereunder, subject to the approval of the Board, the Company will grant to Dr. Rothberg an option to purchase 250,000 shares of the Company’s Class A common stock, par value $0.0001 per share, pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), as of the date of the second business day following the Company’s earnings call with respect to the fiscal year ended December 31, 2022 (the “Grant Date”) at an exercise price equal to the fair market value on the Grant Date as determined under the 2021 Plan, such option to be for a period of ten years and to be immediately fully vested (the ‘Option”).

The Company will reimburse Dr. Rothberg for his reasonable out-of-pocket expenses incurred in connection with the provision of the Services, pursuant to the terms and conditions of applicable Company policies and requirements.

(b)         Office Space, etc.  During the Service Period, the Company will provide Dr. Rothberg with reasonable office space at the Company’s headquarters and access to secretarial and administrative assistance as needed so that he may perform his duties hereunder.

(c)         Prior Equity Awards.  For the avoidance of doubt, Dr. Rothberg’s outstanding Company equity awards, including the restricted stock unit grant under the Quantum-Si Incorporated 2013 Equity Incentive Plan, shall remain outstanding and administered in accordance with the terms and conditions of each award’s grant documentation.

4.          Termination.  Either party may terminate this Agreement for any reason upon giving thirty (30) days’ advance notice of such termination.  In the event of such termination of this Agreement, Dr. Rothberg’s entitlements under the Option and Sections 3(c) of this Agreement will survive the termination of this Agreement.

5.          Restrictive Covenants.  Dr. Rothberg hereby reaffirms and agrees to comply with the policies and procedures of the Company and its affiliates for protecting confidential information and will never disclose to any person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain, any confidential information obtained by Dr. Rothberg incident to his association with the Company or any of its affiliates.

6.           Conflicts with this Agreement.  Dr. Rothberg represents and warrants that he is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Dr. Rothberg represents and warrants that Dr. Rothberg’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Dr. Rothberg in confidence or in trust prior to commencement of this Agreement. Dr. Rothberg warrants that Dr. Rothberg has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Dr. Rothberg has gained from third parties, and which Dr. Rothberg discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties.  Notwithstanding the foregoing, Dr. Rothberg agrees that he will not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company.  Dr. Rothberg represents and warrants that he has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with his obligations under this Agreement.  Dr. Rothberg will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

7.          Section 409A.  This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed consistent with such intent.  Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

8.           Miscellaneous.

(a)        Entire Agreement and Termination of Executive Chairman Agreement.  This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, including the Executive Chairman Agreement between Dr. Rothberg and the Company dated as of June 10, 2021 (the “Executive Chairman Agreement’).  The parties acknowledge and agree that the Executive Chairman Agreement is terminated as of the Effective Date, and waive any advance notice of termination provision included in the Executive Chairman Agreement.

(b)         Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c)         Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws.

(d)        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion will be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement.  The invalidity of any such portion will not affect the force, effect, and validity of the remaining portion hereof.

(e)         Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f)          Successors.  This Agreement is personal to Dr. Rothberg and, without the prior written consent of the Company, will not be assignable by Dr. Rothberg otherwise than by will or the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by Dr. Rothberg’s legal representatives.  This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, “the Company” will mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(g)        Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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This Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative and by Dr. Rothberg.

QUANTUM-SI INCORPORATED

By:	/s/ Christian LaPointe

Name:	Christian LaPointe

Title:	General Counsel

[Signature Page to Advisory Agreement]

This Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative and by Dr. Rothberg.

JONATHAN ROTHBERG, PH.D.

/s/ Jonathan Rothberg
Signature

[Signature Page to Advisory Agreement]